Exhibit 10.4

THIS THIRD AMENDED AND RESTATED SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW.  THIS THIRD AMENDED AND RESTATED SECURED PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE AND NEITHER THIS THIRD AMENDED AND RESTATED SECURED PROMISSORY NOTE NOR ANY INTEREST HEREIN MAY BE SOLD OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION AND QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

THIS THIRD AMENDED AND RESTATED SECURED PROMISSORY NOTE IS SUBJECT TO THE TERMS OF AN INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF JANUARY 26, 2004 AND REFERRED TO BELOW IN FURTHER DETAIL.

THIRD AMENDED AND RESTATED SECURED PROMISSORY NOTE

$9,293,843.43	August 23, 2004

For value received, the undersigned, Aegis Communications Group, Inc., a Delaware corporation (the “Company”), hereby PROMISES TO PAY to the order of Essar Global Limited (the “Investor” and in its capacity as administrative agent for each of its assignees hereunder, the “Administrative Agent”), the principal sum of $9,293,843.43 together with interest in arrears from and including the date hereof on the unpaid principal balance until such principal balance is paid in full.  The Company agrees to make all payments under this Third Amended and Restated Secured Promissory Note to the order of the Investor, in lawful money of the United States of America and in immediately available funds, to such account or place as the Investor may request in writing ten (10) Business Days (as defined herein) prior to any such payment.  The Investor, together with its assignees hereunder are collectively referred to as the “Noteholders”.  Terms used and not defined in the text of this Third Amended and Restated Secured Promissory Note (this “Secured Promissory Note”) have the meaning specified in Annex II to this Secured Promissory Note or in the Purchase Agreement referred to below.

This Secured Promissory Note amends and restates in its entirety that certain Secured Promissory Note, dated November 5, 2003, made by the Company to the order of the Investor in the amount of $14,143,815.00 and restated in that certain Amended and Restated Secured Promissory Note dated January 28, 2004 and restated in that certain Second Amended and Restated Secured Promissory Note, dated March 30, 2004 (the “Original Note”) and shall be deemed for purposes of the Loan Documents (defined herein) to be the same as the Original Note.

The Company agrees to pay interest on the unpaid principal amount of this Secured Promissory Note until such principal amount shall be paid in full, compounded quarterly, at a rate per annum equal to 0.50% per annum above the rate of interest per annum (the “Eurodollar Rate”) (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of each Interest Period (as defined below) for an amount substantially equal to such unpaid amount and for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of each Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates).  Each interest period shall be a period having a duration of three months (an “Interest Period”).  The initial Interest Period shall begin on the date hereof and each subsequent Interest Period shall begin on the last day of the immediately preceding Interest Period.  Interest shall be payable in arrears at the end of each Interest Period as set forth in the relevant provision below and shall be calculated on the basis of actual number of days elapsed and a year of 360 days.  Notwithstanding any other provision of this Secured Promissory Note, the Investor does not intend to charge, and the Company shall not be required to pay, any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be credited to reduce principal hereunder.  Except as otherwise provided herein or in the Security Agreement (as defined below), all payments received by the Administrative Agent hereunder will be applied first to costs of collection, if any, then to accrued but unpaid interest and the balance to principal (in each case, pro rata to each Noteholder according to the interests of each Noteholder in and to the principal outstanding at such time under this Secured Promissory Note).

The Company shall pay interest on the amount of any principal, interest or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable on demand, at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum of interest set forth in the immediately preceding paragraph (the “Default Rate”).

Principal hereunder shall be payable in two installments as follows:

(a)                                  In an initial installment of $1,184,177.00 (the “Initial Principal Payment”) payable from time to time on or before January 3, 2005; provided, however, that upon the election of Investor in writing, delivered to Company no later than December 31, 2004, the due date for this initial installment will be extended to on or before June 3, 2005; and

(b)                                 the balance of the outstanding principal amount hereof shall be payable on April 26, 2007.

Each installment of principal shall be paid to the Administrative Agent for distribution to the Noteholders by 11:00 A.M. (New York City time) on the date due.  Interest hereunder shall be payable to the Administrative Agent for distribution to the Noteholders on the last day of each Interest Period in arrears commencing on November 23, 2004 (each such date being an “Interest Payment Date”) with a final payment of all unpaid interest on the date principal is paid in full hereunder.  The Company shall have the option to pay such interest in cash or to cause such interest to be capitalized on any such Interest Payment Date and added to the principal amount of this Secured Promissory Note, which additional amount shall bear interest and otherwise be payable in accordance with the terms and conditions of this Secured Promissory Note.

The Administrative Agent shall have the right at any time to request that any or all capitalized interest added to the principal amount of this Secured Promissory Note be evidenced by a separate promissory note or notes in substantially the form of this Secured Promissory Note.

If any day on which a payment is due pursuant to the terms of this Secured Promissory Note is not a Business Day, such payment shall be due on the next Business Day following such date and interest shall accrue on the accrued and unpaid interest during such extension of time; provided, that any such interest accruing for such extension of time shall be due and payable on the immediately succeeding Interest Payment Date.

This Secured Promissory Note may be prepaid at any time, without premium or penalty, in whole or in part, together with accrued interest to the date of such prepayment on the portion prepaid.  All prepayments made shall be recorded by the Administrative Agent and, prior to any transfer hereof, indorsed on the grid attached as Annex I hereto, which is part of this Secured Promissory Note; provided, that the failure of the Administrative Agent to make any such recordation shall not affect the obligations of the Company under this Secured Promissory Note.

This Secured Promissory Note will be entitled to the benefits of and will be secured by the pledge, liens, security, title, rights and security interests granted under (a) the General Security Agreement, dated as of January 26, 2004 (the “Security Agreement”), made by the Company and its Subsidiaries party thereto in favor of Wilmington Trust Company, as collateral trustee for the Noteholders (together with its successors and assigns, the “Collateral Trustee”) pursuant to the Collateral Trustee Agreement, dated as of January 26, 2004 (the “Collateral Trustee Agreement”), among the Collateral Trustee, the Company, the Guarantors and the Administrative Agent, (b) the Trademark Collateral Assignment and Security Agreement, dated as of January 26, 2004 (the “Trademark Security Agreement”), made by the Company and its Subsidiaries party thereto in favor of the Collateral Trustee, (c) the Copyright Collateral Assignment and Security Agreement, dated as of January 26, 2004 (the “Copyright Security Agreement”), made by the Company and its Subsidiaries party thereto in favor of the Collateral Trustee and (d) the Stock Pledge Agreement, dated as of January 26, 2004 (the “Pledge Agreement”), made by the Company and its Subsidiaries party thereto in favor of the Collateral Trustee (the Security Agreement, together with each of the Trademark Security Agreement, the Copyright Security Agreement and the Pledge Agreement, are collectively referred to as the “Collateral Documents”).  This Secured Promissory Note is subject to the terms of the Intercreditor and Subordination Agreement, dated as of January 26, 2004 (the “Intercreditor Agreement”) among WFF, the Collateral Trustee and the Noteholders.  The Intercreditor Agreement, together with this Secured Promissory Note, each other Secured Promissory Note, the Collateral Documents, the Collateral Trustee Agreement and the Subsidiary Guaranty made by each of the Subsidiaries of the Company and dated as of November 5, 2003, as amended by the Amendment No. 1 to Subsidiary Guaranty dated as of January 26, 2004 (the “Guaranty”), as each of the same may be amended, supplemented or renewed from time to time, are collectively referred to as the “Loan Documents.”

So long as any Obligation under this Secured Promissory Note or any other Loan Document shall remain unpaid, the Company will comply with the affirmative and negative covenants set forth in Annex II to this Secured Promissory Note in accordance with the terms of those covenants.

Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuation of any Event of Default (as defined in Annex II hereto), (i) the Administrative Agent, at the direction of the Required Essar Noteholders, may by notice to the Company, declare this Secured Promissory Note, all interest thereon and all other amounts payable hereunder to be forthwith due and payable, whereupon this Secured Promissory Note, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company and (ii) the Administrative Agent may pursue all remedies available to it under the Loan Documents and applicable law against the Company and the personal property that secures the Obligations, from time to time and in such order as the Administrative Agent shall determine.

The Company agrees that, upon the acceleration of this Secured Promissory Note following the occurrence of an Event of Default that is not cured within the applicable cure period, the Company shall pay to the Administrative Agent, in addition to principal and accrued interest thereon, all out-of-pocket costs of collection of the principal and accrued interest, including, but not limited to, all reasonable out-of-pocket attorneys’ fees, court costs, and other reasonable out-of-pocket costs and expenses of each Noteholder Party related to the enforcement of payment of this Secured Promissory Note.  Such amounts which are not paid within 10 days after Administrative Agent’s written demand therefor shall be added to the principal of this Secured Promissory Note and will bear interest at the Default Rate.

Each Noteholder Party hereby appoints and authorizes the Administrative Agent and the Collateral Trustee (each, an “Agent”) to take such action as agent on its behalf and to exercise such powers and discretion under this Secured Promissory Note and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of this Secured Promissory Note), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Essar Noteholders, in the case of the Administrative Agent, and the Required Noteholders, in the case of the Collateral Agent, and such instructions shall be binding upon all Noteholder Parties; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.

Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, each Agent:  (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Noteholder Party and shall not be responsible to any Noteholder Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Noteholder Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

All notices and other communications provided for under this Secured Promissory Note shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, in accordance with the terms of the Secured Promissory Note and Warrant Purchase Agreement, dated as of November 5, 2003, by and between the Company and the Noteholders (the “Purchase Agreement”), in the case of the Company, to: 7880 Bent Branch Drive, Suite 150, Irving, Texas 75063 Attention: Chief Financial Officer, with copy to Chief Executive Officer at 7880 Bent Branch Drive, Suite 150, Irving, Texas 75063), and, in the case of the Investor or Administrative Agent, to: Essar Global Limited, c/o Essar Group, 145 East 48th St. (PH), New York, NY 10017, Facsimile:  212-758-5860,  Attention:  Madhu Vuppuluri with a copy to:  Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York  10022-6069, Facsimile:  (212) 848-7179, Attention:  Stephen M. Besen, Esq.

No amendment, waiver, modification or supplement of any provision of this Secured Promissory Note, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing signed by the Company and accepted and agreed to by the Required Lenders and then such amendment, waiver, modification, supplement or consent shall be effective only in the specific instance and for the specific purpose for which given.

This Secured Promissory Note is governed by and construed in accordance with, the laws of the State of New York.

This Secured Promissory Note may be assigned, in whole or in part, from time to time, by the Investor without the prior written consent of the Company.

This Secured Promissory Note and the rights and obligations under this Secured Promissory Note are not assignable or delegable, directly or indirectly, in whole or in part, by the Company, without the prior written consent of the Investor; provided, however, that the Company may transfer this Secured Promissory Note and the rights and obligations under this Secured Promissory Note to any third party that has acquired all or substantially all of the capital stock or ownership interest in and to the Company (including by way of merger or consolidation) or to any third party that has acquired all or substantially all of the assets of the Company; provided that the Collateral (as defined in the Security Agreement) is included in any such sale.  This Secured Promissory Note shall be binding upon the Company, its permitted successors and its assigns, and, in addition, shall inure to the benefit of and be enforceable by each Noteholder and its successors and assigns.  Whenever possible this Secured Promissory Note and each provision hereof shall be interpreted in such manner as to be effective, valid and enforceable under applicable law.  If and to the extent that any such provision of this Secured Promissory Note shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof, and any determination that the application of any provision hereof to any person or under any circumstance is illegal and unenforceable shall not affect the legality, validity and enforceability of such provision as it may be applied to any other person or in any other circumstance.  All rights and remedies provided in this Secured Promissory Note, the Guarantee, the Security Agreement or any law shall be available to the Investor and shall be cumulative.

The Company hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Secured Promissory Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the Noteholders with respect to the time of payment or any other provision hereof or of the Security Agreement.

No course of dealing between the Company and the Investor or any other Noteholder or Noteholder Party and no delay or failure in exercising any rights hereunder in respect thereof shall operate as a waiver of any rights of any Noteholder Party.

This Secured Promissory Note, and the indebtedness of the Company to the Investor evidenced hereby, shall not be subject to any set-off, recoupment or counterclaim, each of which is hereby expressly waived by the Company with respect to this Secured Promissory Note and such indebtedness.

The Company hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in New York City in any action or proceeding arising out of or relating to this Secured Promissory Note and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.  Nothing herein shall limit the right of the Investor or any other Noteholder Party to bring proceedings against the Company in the courts of any other jurisdiction.

THE COMPANY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SECURED PROMISSORY NOTE.

COMPANY:

AEGIS COMMUNICATIONS GROUP, INC.

By:
Name:
Title:

Annex I

PREPAYMENTS

Date	Amount Prepaid	Unpaid Balance	Notation Made By

Annex II

Covenants, Events of Default and Related Definitions

1.  Definitions and Interpretations

1.1 Definitions  As used in this Annex II, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“Account Debtor” means any Person who is obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

“Advances” means the principal amounts outstanding and unpaid from time to time evidenced by the Secured Promissory Note to which this Annex II is attached and any other secured promissory note having the same terms as this secured promissory note and issued simultaneously with the Secured Promissory Note to which this Annex II is attached.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise.

“ATC” means Advanced Telemarketing Corporation, a Nevada corporation.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Board of Directors” means the board of directors (or comparable managers) of the Company or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Books” means all of Company’s and its Subsidiaries’ now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Company’s and its Subsidiaries’ Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York or for purposes of determining the interest rate hereunder, London.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, and (b) to the extent not covered by clause (a), the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or capitalized assets of, or the Capital Stock of, any other Person.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25%, or more, of the Stock of the Company having the right to vote for the election of members of the Board of Directors, or (b) the Investors cease to own, directly or indirectly, and control Stock and Warrants (as defined in the Purchase Agreement) of the Company representing (if such warrants were exercised) in the aggregate 65% of the outstanding Stock of the Company, or (c) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (d) the Company or its Subsidiaries cease to own, directly or indirectly, and control 98.76 % of the outstanding Stock of ATC and the Company or its Subsidiaries cease to own, directly or indirectly, and control 100% of the outstanding Stock of each of their Subsidiaries (other than ATC) extant as of the Closing Date.

“Closing Date” means the date of this Secured Promissory Note.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by the Company or its Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Company’s or its Subsidiaries’ Books or Equipment, in each case, in form and substance satisfactory to Collateral Trustee.

“Compliance Certificate” means a certificate in a form to be agreed by the Company and the Administrative Agent delivered by the chief financial officer of the Company to Administrative Agent.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of the Company on the date of execution of the Secured Promissory Notes, and (b) any individual who becomes a member of the Board of Directors after the date of execution of the Secured Promissory Notes if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office on the date of execution of the Secured Promissory Notes in an actual or threatened election contest relating to the election of the directors (or comparable managers) of the Company and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance satisfactory to Collateral Trustee, executed and delivered by the Company or one of its Subsidiaries, Collateral Trustee and, so long as the WFF Facility remains outstanding, WFF as Collateral Trustee under the WFF Facility (in which case such Control Agreement shall provide that the Collateral Trustee shall replace WFF as secured party thereunder upon termination and payment in full of the WFF Facility), and the applicable securities intermediary (with respect to a Securities Account) or a bank (with respect to a Deposit Account).

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means any deposit account (as that term is defined in the Code)  other than the payroll account of the Company or any of its Subsidiaries or any account maintained by the Company or any of its Subsidiaries out of which payroll or related taxes (but not other operating expenses) are payable.

“EBITDA” means, with respect to any fiscal period, the Company’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains and interest income, plus interest expense, income taxes, depreciation and amortization and extraordinary non-cash losses for such period, as determined in accordance with GAAP.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of the Company or any of its Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by the Company or any of its Subsidiaries, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Company or any of its Subsidiaries, relating to the environment, employee health and safety (to the extent it regulates occupational exposure to Hazardous Materials), or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means equipment (as that term is defined in the Code), and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“Event of Default” has the meaning set forth in Section 4 of this Annex II.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Subsidiary” means any Subsidiary of the Company or a Guarantor that (i) has an aggregate book value, for all of its assets, of less than $25,000, (ii) owns no registered intellectual property, (iii) has annual revenues of less than $25,000, and (iv) has been designated an “Excluded Subsidiary” by the Company with the consent of the Administrative Agent in its Permitted Discretion.  The Company may withdraw such designation at any time in its discretion.  As of the Closing Date, EBA Direct, Inc., a Canadian corporation and wholly owned Subsidiary of IQI, Inc., is the sole Excluded Subsidiary.

“Financed Capital Expenditures” means Capital Expenditures permitted under Section 3.16(b)(ii) without the incorporation by reference of Section 3.16(b)(i) set forth therein.

“FEIN” means Federal Employer Identification Number.

“Funded Capital Expenditures” means Capital Expenditures permitted under Section 3.16(b)(i) without the incorporation by reference of Section 3.16(b)(ii) set forth therein.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantor” means each Material Subsidiary of the Company.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements, or documents now existing or hereafter entered into by Company or its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Company’s or its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Initial Noteholders” means Deutsche Bank AG London acting through DB Advisors, LLC and Essar Global Limited.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Interest Expense” means, for any period, the aggregate of the interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means investment property (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances.  Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (b) a material impairment of the Company’s or a Subsidiary of the Company’s ability to perform its obligations under the Loan Documents to which it is a party or of the Noteholder Parties’ ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Collateral Trustee’s Liens with respect to the Collateral as a result of an action or failure to act on the part of the Company or a Subsidiary of the Company.

“Material Subsidiary” means any Subsidiary of the Company or a Guarantor that is not an Excluded Subsidiary.

“Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Noteholder” or “Noteholders” means the Investor and each Person that becomes a holder of the Secured Promissory Note to which this Annex II is attached or to the owner of an undivided interest in the Secured Promissory Note to which this Annex II is attached pursuant to the terms hereof for so long as the Investor or such Person, as the case may be, shall be a holder hereof.

“Noteholder Party” or “Noteholder Parties” means any or all of the Noteholders and Agents, as the case may be.

 “Obligations” means all loans, Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), premiums, liabilities, obligations (including indemnification obligations), fees, charges, costs, expenses of any of the Noteholders or the Agents payable by the Company to any Noteholder Party under the Loan Documents and (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), guaranties, covenants, and duties of any kind and description owing by the Company to any of the Noteholder Parties pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all costs and expenses of the Noteholder Parties payable by the Company under the Loan Documents, by law, or otherwise.  Any reference herein to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

 “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, and (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business and (d) the sale of assets having an aggregate book value on the Books of the “Borrowers” (as such term is defined in the WWF Facility) not exceeding $100,000 in any twelve-month period.

“Permitted Holders” means the Initial Noteholders and the Prior Stockholders.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to the Company or any Material Subsidiary of the Company effected in the ordinary course of business or owing to the Company or any Material Subsidiary of the Company as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of the Company or any Material Subsidiary of the Company, and (e) Investments in de minimis amounts in Excluded Subsidiaries that are necessary to maintain the corporate existence of such Excluded Subsidiaries under applicable law.

“Permitted Liens” means (a) Liens held by Collateral Trustee, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule 3.2 to this Annex II, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of the Company and its Subsidiaries’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof and (l) any and all Liens granted in, created by or arising out of any WFF Loan Documents, which Liens may be senior and prior to any Lien in favor of the Collateral Trustee or Noteholders to secure the repayment and performance of the Obligations.

“Permitted Protest” means the right of Company or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Company or any of its Subsidiaries, as applicable, in good faith, and (c) while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Collateral Trustee’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the date of execution of the Secured Promissory Notes in an aggregate amount outstanding at any one time not in excess of $10,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, statutory trusts, joint ventures, trusts, land trusts, business trusts, statutory trusts or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Prior Stockholders” means Questor Partners Fund II, L.P.; Questor Side-by-Side Partners II, L.P.; Questor Side-by-Side Partners II 3(c)(1), L.P.; TC Co-Investors, LLC; and Thayer Equity Investors III, L.P.

“Projections” means the Company’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with the Company’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by the Company or a Subsidiary of the Company and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

“Required DB Noteholders” means, at any time, Noteholders owed or holding at least a majority in interest of the aggregate principal amount of the Advances outstanding at such time under this Secured Promissory Note.

“Required Noteholders” means the Noteholders holding at least a majority in interest of the aggregate principal amount of the Advances (as defined in each Secured Promissory Note) outstanding at such time under each of the Secured Promissory Notes.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Promissory Note” means this Secured Promissory Note and each other secured promissory note issued by the Company as of the date hereof.

“Securities Account” means a “securities account” as that term is defined in the Code.

“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Surviving Preferred Shares” means, collectively, the Surviving Series B Shares and the Surviving Series F Shares.

“Surviving Series B Shares” means 29,778 shares of the Series B Preferred Stock, par value $.01 per share, of Parent.

“Surviving Series F Shares” means 23,875 shares of the Series F Preferred Stock, par value $.01 per share, of Parent.

“United States” means the United States of America.

“WFF” means Wells Fargo Foothill.

“WFF Facility” means the Loan and Security Agreement, dated as of January 26, 2004, by and among the Company, each of its subsidiaries signatories thereto, each of the lenders signatories thereto and WFF as the arranger and administrative agent thereunder.

“WFF Loan Documents” means the WFF Facility and each other “Loan Document” as defined therein.

1.2  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “the Company and its Subsidiaries” or the term “Company” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Company and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3  Code.  Any terms used in this Annex II that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

2.                   Affirmative Covenants

The Company covenants and agrees that, until the payment in full of the Obligations, the Company and its Subsidiaries shall and shall cause each of their respective Subsidiaries to do all of the following:

2.1  Accounting System.  Maintain a system of accounting that enables the Company and its Subsidiaries to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Collateral Trustee.

2.2  Financial Statements, Reports, Certificates.  Deliver to Administrative Agent, with copies to each Noteholder:

(a)  as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of the Company’s fiscal quarters) after the end of each month during each of the Company’s fiscal years,

(i)  a company prepared consolidated balance sheet, income statement, and statement of cash flow covering the Company’s and its Subsidiaries’ operations during such period,

(ii)  a certificate signed by the chief financial officer of the Company to the effect that:

A.   the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of the Company and its Subsidiaries,

B.   there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action the Company and its Subsidiaries have taken, are taking, or propose to take with respect thereto), and

(iii) for each month, quarter or year that is a month, quarter or year as to which a financial covenant in Section 3.17 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 3.17,

(b)  as soon as available, but in any event within 90 days after the end of each of the Company’s fiscal years,

(i)  financial statements of the Company and its Subsidiaries for each such fiscal year, audited by the Company’s independent certified public accountants as of the original issuance date of the Secured Promissory Notes or such other independent certified public accountants reasonably acceptable to Administrative Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and

(ii)  a certificate of such accountants addressed to Administrative Agent and the Lenders stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 3.17,

(c)  as soon as available, but in any event within 30 days prior to the start of each of the Company’s fiscal years, copies of the Company’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Administrative Agent, in its sole discretion, for the forthcoming three years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of the Company as being such officer’s good faith best estimate of the financial performance of the Company and its Subsidiaries during the period covered thereby,

(d)  if and when filed by the Company with the SEC,

(i)  the Company’s quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K,

(ii)  any other filings made by the Company with the SEC,

(iii)  copies of the Company and its Subsidiaries’ federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and

(iv)  any other information that is provided by the Company to its shareholders generally,

(e)  if and when filed by the Company or any Subsidiary of the Company and as requested by Administrative Agent, satisfactory evidence of payment of applicable excise taxes in each jurisdiction in which (i) the Company or any Subsidiary of the Company conducts business or is required to pay any such excise tax, (ii) where the Company’s or any Subsidiary of the Company’s failure to pay any such applicable excise tax would result in a Lien on the properties or assets of the Company or such Subsidiary, or (iii) where the Company’s or any Subsidiary of the Company’s failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

(f)  as soon as the Company has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that the Company and its Subsidiaries propose to take with respect thereto,

(g)  promptly after the commencement thereof, but in any event within five  days after the service of process with respect thereto on the Company or any Subsidiary of the Company, notice of all actions, suits, or proceedings brought by or against the Company or any Subsidiary of the Company before any Governmental Authority which, if determined adversely to such Borrower or such Subsidiary, reasonably could be expected to result in a Material Adverse Change, and

(h)  upon the request of Administrative Agent, any other report reasonably requested relating to the financial condition of the Company or its Subsidiaries.

In addition to the financial statements referred to above, the Company and its Subsidiaries agree that no Subsidiary of the Company will have a fiscal year different from that of the Company.  the Company and its Subsidiaries agree to cooperate with Administrative Agent to allow Administrative Agent to consult with their independent certified public accountants if Administrative Agent reasonably requests the right to do so and that, in such connection, their independent certified public accountants are authorized to communicate with Administrative Agent and to release to Administrative Agent whatever financial information concerning the Company and its Subsidiaries or their Subsidiaries that Administrative Agent reasonably may request.

2.3  Returns.  Cause returns and allowances as between the Company and its Subsidiaries and their Subsidiaries and their Account Debtors, to be on the same basis and in accordance with the usual customary practices of the Company and its Subsidiaries and their Subsidiaries, as they exist at the time of the execution and delivery of this Agreement.

2.4  Maintenance of Properties.  Maintain and preserve all of their properties which are necessary or useful in the proper conduct to their business and not obsolete in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

2.5  Taxes.  Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against the Company and its Subsidiaries, their Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.  The Company and its Subsidiaries will and will cause their Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Administrative Agent with proof satisfactory to Administrative Agent indicating that the Company or the Subsidiary of the Company, as the case may be, has made such payments or deposits.

2.6  Insurance.  (a)  At the Company and its Subsidiaries’ expense, maintain insurance respecting the Company’s and its Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses.  The Company and its Subsidiaries also shall maintain business interruption, public liability, and product liability insurance.  All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Collateral Trustee.  The Company and its Subsidiaries shall deliver copies of all such policies to Collateral Trustee with a satisfactory lender’s loss payable endorsement naming Collateral Trustee as sole loss payee or additional insured, as appropriate, with respect to any losses of the Collateral.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Collateral Trustee in the event of cancellation of the policy for any reason whatsoever.

(b)  The Company shall give Collateral Trustee prompt notice of any loss covered by such insurance.  Collateral Trustee shall have the exclusive right to adjust any losses claimed under any such insurance policies with respect to Collateral in excess of $50,000 (or in any amount after the occurrence and during the continuation of an Event of Default), without any liability to the Company and its Subsidiaries whatsoever in respect of such adjustments, except to the extent the Company or any of its Subsidiaries suffers any loss or damage as a direct result of the gross negligence or willful malfeasance of the Collateral Trustee.  Any monies received as payment for any loss of any of the Collateral under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain of any of the Collateral, shall be paid over to Collateral Trustee to be applied at the option of the Required Noteholders either to the prepayment of the Obligations under each of the Secured Promissory Notes (pro rata according to the interests of each Noteholder in and to the principal outstanding at such time under the Secured Promissory Notes) or shall be disbursed to the Company under staged payment terms reasonably satisfactory to the Required Noteholders for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

(c)  The Company and its Subsidiaries shall not, and shall not suffer or permit their Subsidiaries to, take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 2.7, unless Collateral Trustee is included thereon as named insured with the loss payable to Collateral Trustee under a lender’s loss payable endorsement or its equivalent.  The Company immediately shall notify Collateral Trustee whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Collateral Trustee.

2.7  Location of Inventory and Equipment.  Keep the Company and its Subsidiaries’ and their Subsidiaries’ Equipment only at the locations identified on Schedule 2.7 to this Annex II and their chief executive offices only at the locations identified on said Schedule 2.7; provided, however, that Company may amend Schedule 2.7 so long as such amendment occurs by written notice to Collateral Trustee not less than 30 days prior to the date on which such Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the Company or its Subsidiary provides Collateral Trustee a Collateral Access Agreement with respect thereto.

2.8  Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

2.9  Leases.  Pay when due all rents and other amounts payable under any leases to which the Company or any Subsidiary of the Company is a party or by which the Company’s or any Subsidiary of the Company’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.

2.10.  Existence.  Except as permitted under the WFF Facility, at all times preserve and keep in full force and effect the Company’s and each Subsidiary of the Company’s valid existence and good standing and any rights and franchises material to their businesses.

2.11  Environmental.  (a) Keep any property either owned or operated by the Company or any Subsidiary of the Company free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Administrative Agent documentation of such compliance which Administrative Agent reasonably requests, (c) promptly notify Administrative Agent of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by the Company or any Subsidiary of the Company and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within five  days of its receipt thereof, provide Administrative Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of the Company or any Subsidiary of the Company, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against the Company or any Subsidiary of the Company, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

2.12  Disclosure Updates.  Promptly and in no event later than five  Business Days after obtaining knowledge thereof, notify Administrative Agent if any written information, exhibit, or report furnished to the Noteholders contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.

2.13  Formation of Subsidiaries.  At the time that the Company or any Subsidiary of the Company forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, the Company or such existing Subsidiary shall, subject to the terms of the Intercreditor Agreement, (a) if such new Subsidiary is a Material Subsidiary, cause such new Subsidiary to provide to Administrative Agent a Guaranty Supplement (as defined in the Guaranty) and joinder to the Security Agreement, together with such other security documents as well as appropriate UCC-1 financing statements, all in form and substance satisfactory to Collateral Trustee (including being sufficient to grant Collateral Trustee a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Collateral Trustee a pledge agreement and appropriate certificates and powers or UCC-1 financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Collateral Trustee, and (c) provide to Collateral Trustee all other documentation, including one or more opinions of counsel satisfactory to Collateral Trustee, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 2.13 shall be a Loan Document.

Notwithstanding anything to the contrary in this Section 2 of this Annex II, in no event shall the Company or any Subsidiary of the Company be required to make any disclosure of information or provide any information, including any financial statements, to the Administrative Agent or any Noteholder if, pursuant to Regulation FD promulgated under the Securities Act of 1933, as amended, the Company would be required to make any disclosure of that information in a circumstance in which, or at a time at which, the Company reasonably determines such disclosure would be adverse to the best interest of the Company and its Subsidiaries or the best interest of its stockholders or if the disclosure of that information would include the disclosure of non-GAAP financial measures as contemplated by Regulation G of the SEC.

2.14                        Conversion of Excluded Subsidiaries.  At the time that any Excluded Subsidiary becomes a Material Subsidiary, the Company shall, subject to the terms of the Intercreditor Agreement, (a) cause such Subsidiary to provide to Collateral Trustee a Guaranty Supplement and joinder to the Security Agreement, together with such other security documents (including Mortgages with respect to any Real Property of such Subsidiary), as well as appropriate UCC-1 financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Collateral Trustee (including being sufficient to grant Collateral Trustee a second priority Lien (subject to Permitted Liens) in and to the assets of such Subsidiary), and (b) provide to Collateral Trustee all other documentation, including one or more opinions of counsel satisfactory to Collateral Trustee, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 2.14 shall be a Loan Document.

2.15                        Surviving Preferred Shares.  Cause the Surviving Series F Shares to be either converted to common Stock or cancelled as soon as practicable after the Closing Date but in any event not later than the later to occur of (a) March 31, 2004 and (b) the date occurring thirty (30) days after the SEC approves the Company’s registration statement or other filings in respect of such conversion or cancellation.

3.  Negative Covenants.

The Company covenants and agrees that, until the payment in full of the Obligations, but subject to the terms of the Intercreditor Agreement and to the obligation and rights of the Company to perform its obligations and covenants and discharge its obligations under the WFF Loan Documents, the Company and its Subsidiaries will not and will not permit any of their respective Material Subsidiaries to do any of the following:

3.1  Indebtedness.  Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness withouth the written consent of the Required DB Noteholders, except:

(a)  Indebtedness evidenced by the Secured Promissory Notes;

(b)  Indebtedness set forth on Schedule 3.1 to this Annex II;

(c)  Permitted Purchase Money Indebtedness;

(d)  refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 3.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Administrative Agent’s judgment, materially impair the prospects of repayment of the Obligations by the Company and its Subsidiaries or materially impair the Company and its Subsidiaries’ creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the then extant principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended or add one or more borrowers as liable with respect thereto if such additional borrowers were not liable with respect to the original Indebtedness, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the Company or any of its Subsidiaries, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must be include subordination terms and conditions that are at least as favorable to the Noteholders as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended;

(e)          Indebtedness under the WFF Loan Documents;

(f)            endorsement of instruments or other payment items for deposit; and

(g)  Indebtedness composing Permitted Investments.

3.2  Liens.  Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind (expressly including, without limitation, Real Property), whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 3.1(d) of this Annex II and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

3.3  Restrictions on Fundamental Changes.

(a)  Enter into any merger, consolidation, reorganization or recapitalization, or reclassify its Stock; provided, that (i) the Company may be merged with or into or consolidated into a wholly-owned direct or indirect Subsidiary of the Company if the Company is the surviving entity; (ii) any Guarantor may be merged with or into or consolidated into a wholly-owned direct or indirect Subsidiary of the Company if the surviving entity is a Guarantor; (iii) any Material Subsidiary may be merged with or into or consolidated into an Excluded Subsidiary if the surviving entity is a Material Subsidiary; and (iv) any Subsidiary may be merged into the Company.

(b)  Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c)  Other than in Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

3.4  Disposal of Assets.  Other than in Permitted Dispositions or, in any twelve month period in the ordinary course of business consistent with past practices, assets having a book value on the Books of the Company of up to $100,000 in the aggregate, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of the Company or any Subsidiary of the Company.

3.5  Change Name.  Change the Company’s or any Subsidiary of the Company’s name, FEIN, organizational identification number, state of organization, or organizational identity; provided, however, that the Company or a Subsidiary of the Company may change its name upon at least 30 days prior written notice by Company to Collateral Trustee of such change and so long as, at the time of such written notification, such Borrower or such Subsidiary provides any financing statements necessary to perfect and continue perfected Collateral Trustee’s Liens.

3.6  Nature of Business.  Make any change in the principal nature of their business.

3.7  Prepayments and Amendments.  Except in connection with a refinancing permitted by Section 3.1(d) of this Annex II,

(a)  prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of the Company or any Subsidiary of the Company, other than the Obligations in accordance with this Agreement, or

(b)  directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing  or concerning Indebtedness permitted under Section 3.1(b) or (c) of this Annex II.

3.8  Change of Control.  Cause, permit, or suffer, directly or indirectly, any Change of Control.

3.9  Distributions.  Other than distributions or declaration and payment of dividends by the Company to another Borrower or by a Subsidiary of the Company to the Company, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of the Company’s Stock, of any class, whether now or hereafter outstanding.

3.10  Accounting Methods.  Modify or change their fiscal year or their method of accounting (other than as may be required to conform to GAAP or to conform to more commonly used principles that are a part of GAAP) or as required by applicable law or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of the Company and its Subsidiaries’ or their Subsidiaries’ accounting records without said accounting firm or service bureau agreeing to provide Administrative Agent information regarding the Company and its Subsidiaries’ and their Subsidiaries’ financial condition.

3.11  Investments.  Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, that the Company and its Subsidiaries shall not have

Permitted Investments (other than in the Cash Management Accounts (as defined in the WFF Facility)) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $100,000 outstanding at any one time unless the Company or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements or similar arrangements governing such Permitted Investments in order to perfect (and further establish) the Collateral Trustee’s Liens in such Permitted Investments (subject in all respects to the terms of the Intercreditor Agreement).  Subject to the foregoing proviso, the Company shall not, and shall not permit its Subsidiaries to, establish or maintain any Deposit Account or Securities Account unless Collateral Trustee or WFF, as agent under the WFF Facilities, shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

3.12  Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction with any Affiliate of the Company, other than one of the Company’s wholly owned Subsidiaries, except for transactions that are in the ordinary course of the Company and its Subsidiaries’ business, upon fair and reasonable terms, that are fully disclosed to Administrative Agent, and that are no less favorable to the Company and its Subsidiaries than would be obtained in an arm’s length transaction with a non-Affiliate.

3.13  Suspension.  Suspend or go out of a substantial portion of their business.

3.14  Compensation.  Increase the annual fee or per-meeting fees paid to the members of its Board of Directors during any year by more than 15% over the prior year; pay or accrue total cash compensation, during any year, to its officers and senior management employees in an aggregate amount in excess of 115% of that paid or accrued in the prior year.

3.15  Equipment with Bailees.  Store the Equipment of the Company and its Subsidiaries or their Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party without Collateral Trustee’s prior written consent.

3.16  Financial Covenants.

(a)  Minimum of EBITDA.   Fail to maintain or achieve at least the required amount set forth in the following table for the applicable period ending in the month set forth opposite thereto:

Applicable Amount	Applicable Period (Month-end)
$63,000	January 2004
$(177,000)	February 2004
$(1,602,000)	March 2004
$(1,526,000)	April 2004
$(1,968,000)	May 2004
$(1,562,000)	June 2004
$(7,750,000)	July 2004
$(8,275,000)	August 2004
$(8,650,000)	September 2004
$(8,500,000)	October 2004
$(8,500,000)	November 2004
$(8,225,000)	December 2004

EBITDA shall be calculated on a cumulative twelve-month basis building through the first twelve calendar months occurring ending after the Closing Date (commencing with January of 2004) and thereafter on a rolling twelve-month basis.  EBITDA shall be measured on a quarter-end basis.  Administrative Agent and the Company shall establish required minimum EBITDA amounts for quarter occurring after December 31, 2004 on the basis of projections and business plans for such periods prepared and delivered by the Company and its Subsidiaries and accepted by Administrative Agent in its Permitted Discretion, but in any event in amounts not less than the amount required for the quarter ending December 31, 2004.

(b)  Make

(i)                                     Funded Capital Expenditures.  Except as permitted under 3.16(b)(ii), make capital expenditures in any period in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2004
$1,750,000

(ii)                                  Financed Capital Expenditures.  Except as permitted under Section 3.16(b)(i), capital expenditures in any period in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2004	Fiscal Year 2005
$7,000,000	$7,000,000

Administrative Agent shall establish required maximum Funded Capital Expenditure amounts for periods ending after December 31, 2004 and required maximum Financed Capital Expenditure amounts for periods ending after December 31, 2005 in accordance with the amounts established by WFF under the WFF Facility or, if the WFF Facility is no longer in effect, on the basis of projections and business plans for such periods prepared and delivered by the Company and accepted by Administrative Agent in its Permitted Discretion

3.17  Billing Practices.  Modify or change their billing practices.

3.18  Change of Officers.   Permit any change in the holders of the offices of President and Chief Executive Officer and Chief Financial Officer unless the individual named to any such office is satisfactory to Administrative Agent in its Permitted Discretion.

3.19  Limitations on other Subordinated Indebtedness.  Directly or indirectly, incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company or such Material Subsidiary, as the case may be, unless such Indebtedness is either (a) pari passu in right of payment with the Advances or such Material Subsidiary’s Guaranty, as the case may be or (b) subordinated in right of payment to the Advances, or such Material Subsidiary’s Guaranty, as the case may be.

3.20  Excluded Subsidiaries.  Except as permitted under Section 3.12, transfer any capital or assets to an Excluded Subsidiary or incur any Indebtedness to an Excluded Subsidiary

4.  EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under the Secured Promissory Notes:

4.1  If the Company and its Subsidiaries fail to pay within 5 calendar days of the date when due and payable or when declared due and payable, all or any portion of the Obligations other than the principal amount payable under the Secured Promissory Notes (whether of interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees, charges and expense reimbursements due the Noteholders or other amounts constituting Obligations);

4.2  If the Company and its Subsidiaries fail to pay when due and payable or when declared due and payable, all or any portion of the principal amount payable under the Secured Promissory Notes;

4.3  If the Company and its Subsidiaries fail to perform, keep, or observe any term, provision, covenant or agreement contained in any of the Loan Documents and, except for those covenants set forth in Sections 2.7 or 2.11 or Section 3, such failure continues for a period of 30 days or more after the earlier of (a) the date on which the Company first receives notice of such failure from the Administrative Agent or a Noteholder and (b) the first date on which an executive officer of the Company has actual awareness of such failure.

4.4  If any material portion of the Company’s or any Subsidiary of the Company’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession and control of any third Person;

4.5  If an Insolvency Proceeding is commenced by the Company or any Subsidiary of the Company;

4.6  If an Insolvency Proceeding is commenced against the Company or any Subsidiary of the Company, and any of the following events occur:  (a) the applicable Borrower or Subsidiary consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, the Company or any Subsidiary of the Company, or (e) an order for relief shall have been entered therein;

4.7  If the Company or any Subsidiary of the Company is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

4.8  If a notice of Lien, levy, or assessment is filed of record with respect to the Company’s or any Subsidiary of the Company’s assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon the Company’s or any Subsidiary of the Company’s assets and the same is not paid before such payment is delinquent or the same is not subject to a Permitted Protest;

4.9  If a judgment or other claim becomes a Lien (other than a Permitted Lien) upon any material portion of the Company’s or any Subsidiary of the Company’s properties or assets ;

4.10  If there is a default in the WFF Loan Documents, any other Secured Promissory Note or any material agreement to which the Company or any Subsidiary of the Company is a party (other than any customer contract) and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the applicable Borrower’s or Subsidiary’s obligations thereunder, or to terminate such agreement, which termination is reasonably likely to have a Material Adverse Change;

4.11  If the Company or any Subsidiary of the Company makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

4.12  If any representation, warranty, statement or Record fails to be true and accurate in all material respects on the date as of which such information is dated or certified and or omits to state any fact necessary to make such representation, warranty, statement or Record (taken as a whole) not misleading in any material respect at such time in light of the circumstances in which it was made to the Noteholders or any Agent by the Company, any Subsidiary of the Company, or any officer, employee, agent, or director of the Company or any Subsidiary of the Company;

4.13  If any of the Loan Documents that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

4.14  Any material provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by the Company or any Subsidiary of the Company, or a proceeding shall be commenced by the Company or any Subsidiary of the Company, or by any Governmental Authority having jurisdiction over the Company or any Subsidiary of the Company, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary of the Company shall deny that it has any liability or obligation purported to be created under any Loan Document.

Schedule 2.7

Locations of Equipment

The Equipment is located at the offices and facilities of the Company located in the following cities.

1.                                       Sierra Vista, Arizona

2.                                       El Segundo, California

3.                                       Los Angeles, California

4.                                       Port St. Lucie, Florida

5.                                       Atlanta, Georgia

6.                                       Terra Haute, Indiana

7.                                       Joplin, Missouri

8.                                       St. Joseph, Missouri

9.                                       Rocky Mount, North Carolina

10.                                 Arlington, Texas

11.                                 Irving, Texas (2 facilities)

12.                                 Elkins, West Virginia

13.                                 Fairmont, West Virginia

Address of Chief Executive Office of the Company

7880 Bent Branch Drive, Suite 150

Irving, Texas 75063

Schedule 3.1

Scheduled Indebtedness

1.                                       Indebtedness relating to outstanding Letters of Credit as to which the Company or one of its Subsidiaries is the account party and any reimbursement and other obligations of the Company or any of its Subsidiaries with respect thereto.

Schedule 3.2

Permitted Liens

The following table describes the existing Liens to which assets of the Company and its Subsidiaries are subject.

Debtor	Secured Party	Delaware UCC file number and date of filing	Collateral
Aegis Communications Group, Inc.	Dell Financial Services, L.P.	10855903 8/2/01	equipment
Aegis Communications Group, Inc.	Heller Financial Leasing, Inc., Commercial Equipment Finance	11140669 10/2/01	equipment
Aegis Communications Group, Inc.	Heller Financial Leasing, Inc., Commercial Equipment Finance	11369516 11/1/01	equipment
Aegis Communications Group, Inc.	De Lage Landen Financial Services, Inc.	21931223 7/12/02	equipment
Aegis Communications Group, Inc.	De Lage Landen Financial Services, Inc.	22246365 9/3/02	equipment
Aegis Communications Group, Inc.	De Lage Landen Financial Services, Inc.	22246373 9/3/02	equipment
Aegis Communications Group, Inc.	Dell Financial Services, L.P.	22754962 10/31/02	equipment
Aegis Communications Group, Inc.	IOS Capital, LLC	22826158 11/8/02	equipment
Aegis Communications Group, Inc.	Dell Financial Services, L.P.	23098211 12/11/02	equipment

Debtor	Secured Party	File number and date	Collateral
Aegis Communications Group, Inc.	General Electric Credit Corporation	30942212 4/3/03	equipment
Aegis Communications Group, Inc.	IOS Capital, LLC	31045957 4/23/03	equipment
InterServ Services Corporation	Inter-Tel Leasing, Inc.	20911010 4/11/02	equipment
InterServ Services Corporation	Inter-Tel Leasing, Inc.	20911051 4/11/02	equipment
InterServ Services Corporation	Inter-Tel Leasing, Inc.	20911093 4/11/02	equipment
InterServ Services Corporation	Inter-Tel Leasing, Inc.	20911135 4/11/02	equipment
InterServ Services Corporation	Inter-Tel Leasing, Inc.	20911200 4/11/02	equipment

Ontario Personal Property Security Registration System

EBA Direct, Inc.	none